UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2003

Zhone Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32743	22-3509099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7001 Oakport Street
Oakland, California (Address of Principal Executive Offices)	94621 (Zip Code )

(510) 777-7000

(Registrant’s telephone number, including area code)

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757-0901

(Former Name or Former Address, if Changed Since Last Report)

Item 2.	Acquisition or Disposition of Assets

On November 13, 2003, Zhone Technologies, Inc., formerly known as Tellium, Inc. (the “Company”) completed its merger with ZTI Merger Subsidiary III, Inc., formerly known as Zhone Technologies, Inc. (“Zhone”) pursuant to the Agreement and Plan of Merger, dated as of July 27, 2003, by and among Tellium, Inc., Zebra Acquisition Corp. and Zhone Technologies, Inc. The merger was approved by both company’s stockholders on November 13, 2003. The merger is intended to be treated as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. A full description of the merger transaction is contained in the joint proxy statement/prospectus of the Company and Zhone dated as of October 15, 2003.

On November 13, 2003, immediately prior to the closing of the merger with Zhone Technologies, the Company consummated a one-for-four reverse stock split of the Company’s outstanding common stock. This reverse stock split was approved by the Tellium stockholders at the annual meeting of stockholders on May 21, 2003. As of the effective time of the merger, each outstanding share of Zhone common stock was converted into the right to receive 0.47 of a share of Tellium common stock on a post reverse-split basis, and each option and warrant to purchase common stock of Zhone was converted into an option or warrant to purchase Company common stock with appropriate adjustments to the exercise price and the share numbers in accordance with the exchange ratio. As a result of the merger, on a post-reverse split basis, the Company issued approximately 46.4 million shares of Company common stock and assumed options and warrants to purchase approximately 2.7 million shares of Company common stock.

Effective immediately upon the closing of the merger, the Company’s name was changed from Tellium, Inc. to Zhone Technologies, Inc. The change in name was effected in accordance with the provisions of Section 253(b) of the Delaware General Corporation Law. Also, effective November 14, 2003, the Company began trading on the Nasdaq National Market under the trading symbol “ZHNE”.

Following the closing of the merger, seven former directors of Zhone and two existing directors of the Company will serve as members of the board of directors of the Company, and the former officers of Zhone will serve as officers of the Company. A full description of the relationships between the Company and the persons to whom the Company issued shares of its common stock in the merger is contained in the joint proxy statement/prospectus of the Company and Zhone dated as of October 15, 2003.

The Company’s press release announcing the completion of the merger is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 5.	Other Events.

On November 14, 2003, the Company issued a press release announcing that, following the merger between Tellium, Inc. and Zhone Technologies, Inc., it had commenced trading on the NASDAQ National Market under the symbol “ZHNE”. The Company also announced a headcount reduction of approximately 125 persons affecting predominantly Oceanport based personnel. A copy of the press release announcing these developments is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements required by this item will be filed by amendment to this report not later than 60 days after the date hereof.

(b)	Pro forma financial information

The pro forma financial information required by this item will be filed by amendment to this report not later than 60 days after the date hereof.

(c)	Exhibits

99.1	Press Release dated November 13, 2003 announcing the completion of the merger between Tellium, Inc. and Zhone Technologies, Inc., consummation of the reverse stock split and name change of Tellium, Inc

99.2	Press Release dated November 14, 2003 regarding listing of Zhone Technologies, Inc. on the NASDAQ National Market and headcount reduction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2003	Zhone Technologies, Inc.

	By:	/s/ Morteza Ejabat

	Name:	Morteza Ejabat
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press release dated November 13, 2003 regarding completion of the merger, consummation of the reverse stock split and name change of Tellium, Inc. to Zhone Technologies, Inc.

99.2	Press Release dated November 14, 2003 regarding listing of Zhone Technologies, Inc. on the NASDAQ National Market and headcount reduction.